EXHIBIT 99.2

[LOGO]                  PRIDE PETROLEUM SERVICES, INC.
                      1500 CITY WEST BOULEVARD, SUITE 400
                              HOUSTON, TEXAS 77042

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                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                JANUARY   , 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Pride Petroleum Services, Inc. ("Pride") will be held at the Westchase Hilton, 9999 Westheimer, Houston, Texas 77042 on Friday, February 21, 1997, at 9:00 a.m., Houston time, to act upon the following single, unified proposal:

          To approve (i) an amendment to Pride's Restated Articles of Incorporation to increase the number of authorized shares of Pride's common stock from 40,000,000 to 100,000,000, and (ii) the issuance of approximately 11,000,000 shares of Pride's common stock, together with approximately $113,200,000 in cash, in connection with the acquisition by Pride of the operating subsidiaries of Forasol-Foramer N.V. ("Forasol-Foramer"), pursuant to a Purchase Agreement (the "Purchase Agreement") dated as of December 16, 1996 among Pride, Forasol-Foramer and certain shareholders of Forasol-Foramer.

     The amendment to Pride's Restated Articles, the Forasol-Foramer acquisition and the related Purchase Agreement are described more fully in the attached Proxy Statement/Prospectus.

     Shareholders of record at the close of business on January 21, 1997 are entitled to notice of and to vote at the Special Meeting.

     Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and shareholders that are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          Robert W. Randall
                                          SECRETARY